Exhibit 99.1
ENERGY TRANSFER PARTNERS ANNOUNCES AGREEMENT FOR
50% INTEREST IN CITRUS CORP., OWNER OF FLORIDA GAS TRANSMISSION
Transaction Contingent on Consummation of Merger of Energy Transfer Equity
and Southern Union Company
DALLAS, TEXAS — July 5, 2011 — Energy Transfer Partners, LP. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced that the two partnerships have signed a definitive agreement pursuant to which ETE will contribute to ETP by merger an indirect 50% interest in Citrus Corp., which owns 100% of the Florida Gas Transmission pipeline system, in exchange for approximately $1.9 billion. The contribution of the 50% equity interest in Citrus is subject to the successful consummation of the merger between Southern Union Company (NYSE:SUG) and ETE. Citrus Corp. is currently jointly owned by SUG and El Paso Corporation. Earlier today, ETE and SUG announced that they have entered into an amended and restated merger agreement under which ETE will acquire all of the outstanding common stock of SUG for cash and ETE common units.
“The 5,500-mile Florida Gas Transmission system is one of the premier interstate pipelines in the country and will provide ETP with strategic access to the Florida market,” said Mackie McCrea, ETP’s President and Chief Operating Officer. “This transaction will add significant demand-driven pipeline assets to ETP’s interstate pipeline portfolio. Florida Gas supplied approximately 63% of the natural gas consumed in Florida last year, and its primary customers are utilities with strong investment grade credit ratings. FGT’s long-term contracts with these high credit quality customers are expected to increase ETP’s already growing fee-based revenue stream.”
ETE expects its acquisition of SUG to close in the first quarter of 2012. Upon the closing of that acquisition, ETE would contribute to ETP by merger the interest in Citrus. ETP expects to fund substantially all of the $1.9 billion purchase price initially through the issuance of long-term debt. In turn, ETE will use these proceeds to repay a substantial portion of the acquisition financing incurred by ETE to fund the cash consideration to be paid to SUG shareholders. ETP also intends to issue sufficient additional equity to maintain its investment grade credit rating and to use the proceeds from such equity issuances to repay other indebtedness and fund capital expenditures. In order to increase the expected accretion to be derived from Citrus, ETE has agreed to relinquish its rights to approximately $220 million of the incentive distributions from ETP that ETE would otherwise be entitled to receive over 16 consecutive quarters following the closing of the transaction. Based on the projections used in connection with the transaction, it is expected that Citrus would be immediately accretive to ETP unitholders. As part of the transaction, ETE has also granted ETP a right of first offer with respect to any disposition of another SUG subsidiary, Southern Union Gas Services (SUGS). SUGS owns and operates a natural gas gathering and processing system serving the Permian Basin in West Texas and New Mexico.
The Conflicts Committee of ETP’s Board of Directors approved the transaction with ETE. All of the members of the Conflicts Committee are independent directors and had received a full delegation of authority to approve the transaction. The transaction is subject to a number of closing conditions, including the closing of the merger between ETE and SUG. ETP was advised by Vinson & Elkins with respect to the transaction and Prickett, Jones & Elliott served as counsel to the committee. RBS Securities Inc. acted as financial advisor to the committee.
Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to ETE, with Latham & Watkins LLP having acted as legal counsel.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE or ETP. Among those is the risk that conditions to closing the transactions are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE and ETP. Neither ETE nor ETP undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.
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or
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